FIRST LEHIGH CORPORATION AND SUBSIDIARY
COMPUTATION OF EARNINGS PER SHARE                                  EXHIBIT 11.1
THREE MONTHS ENDED MARCH 31, 1996 AND 1995                         Page 1 of 2


                                    MARCH 31,      MARCH 31,
                                      1996          1995
                                    --------      --------
PRIMARY EARNINGS PER SHARE:
NET INCOME                          131,727       113,229
LESS DIVIDENDS IN ARREARS:
    SERIES A                        (55,498)      (55,498)
    SENIOR PREFERRED                (53,056)      (53,056)
                                 ----------    ----------

ADJUSTED NET INCOME                  23,173         4,675
                                 ----------    ----------
COMMON STOCK EQUIVALENT SHARES    2,848,902     2,848,902
                                 ----------    ----------
OUTSTANDING:
PRIMARY EARNINGS PER SHARE             0.01          0.00
                                 ==========    ==========


COMPUTATION OF COMMON STOCK
             EQUIVALENT SHARES:
         COMMON STOCK             2,000,000     2,000,000
         SENIOR PREFERRED STOCK     848,902       848,902
                                 ----------    ----------
TOTAL                             2,848,902     2,848,902
                                 ==========    ==========

                                  MARCH 31,       MARCH 31,
                                    1996            1995
                                  --------        --------
FULLY DILUTED EARNINGS
   PER SHARE:

NET INCOME                          131,727       113,229
LESS DIVIDENDS IN ARREARS:
   SERIES A                         (55,498)      (55,498)
   SENIOR PREFERRED                 (53,056)      (53,056)
                                 ----------    ----------
ADJUSTED NET INCOME                  23,173         4,675
FULLY DILUTED COMMON STOCK
EQUIVALENT SHARES OUTSTANDING:    3,416,320     3,396,927
                                 ----------    ----------
FULLY DILUTED EARNINGS PER SHARE       0.01          0.00
                                 ==========    ==========








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                                                                  Page 2 of 2





COMPUTATION OF FULLY DILUTED
COMMON STOCK EQUIVALENTS:
SHARES OUTSTANDING               2,000,000   2,000,000
INCLUSION OF SERIES A SHARES
    AT CONVERSION RATE (1)         545,600     545,600
INCLUSION OF SENIOR PREFERRED
    SHARES (2) (3)                 848,902     848,902
INCLUSION OF STOCK OPTIONS (4)      21,818       2,425
                                 ---------   ---------
TOTAL                            3,416,320   3,396,927
                                 =========   =========


- - ---------------------------------------------------------------------

(1) ASSUMES CONVERSION OF THE SERIES A PREFERRED STOCK INTO COMMON SHARES AT THE RATE OF .8 SHARES OF PREFERRED TO COMMON.

(2) ASSUMES CONVERSION OF SENIOR PREFERRED SHARES INTO COMMON STOCK AT FULL VALUE SINCE THE BASE VALUE APPROXIMATES MARKET VALUE.

(3) THE SENIOR PREFERRED SHARES ARE COMMON STOCK EQUIVALENTS SINCE ITS EFFECTIVE YIELD WAS LESS THAN 66.6% OF AN AVERAGE Aa CORPORATE BOND YIELD AT TIME OF ISSUANCE

(4) ASSUMES CONVERSION OF THE STOCK OPTIONS INTO COMMON SHARES USING TREASURY STOCK METHOD OF COMPUTATION.



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